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GENE LOGIC INC.
SEPTEMBER 30, 2000
EXHIBIT 11.1



                   Statement Re: Computation of Per Share Loss
                    (In thousands, except per share amounts)

                                                       Three Months Ended                    Nine Months Ended
                                                         September 30,                         September 30,
                                                 --------------------------------    -----------------------------------
                                                      2000              1999              2000               1999
                                                 ----------------   -------------    ----------------   ----------------

BASIC AND DILUTED:

Weighted average common shares outstanding                25,798          19,887              24,939             19,799

Net loss                                                $ (7,970)        $(5,387)          $ (18,012)         $ (14,722)
                                                 ================   =============    ================   ================

Net loss per common share                                $ (0.31)        $ (0.27)            $ (0.72)           $ (0.74)
                                                 ================   =============    ================   ================